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                                                                    EXHIBIT 11.1

                       RSA SECURITY INC. AND SUBSIDIARIES

          COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
            THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                                      SEPTEMBER 30,           SEPTEMBER 30,
                                                    ------------------      ------------------
                                                     1999       1998         1999       1998
                                                    -------    -------      -------    -------
Basic earnings per share:
Net income per common share.......................  $  1.50    $   .08      $  3.64    $   .41
                                                    =======    =======      =======    =======
  Weighted average number of shares outstanding...   38,988     41,186       39,205     40,958
                                                    =======    =======      =======    =======
Diluted earnings per share:
  Net income per common share.....................  $  1.42    $   .08      $  3.44    $   .40
                                                    =======    =======      =======    =======
Shares:
  Weighted average number of shares outstanding...   38,988     41,186       39,205     40,958
  Effect of dilutive options......................    2,314        615        2,212      1,049
                                                    -------    -------      -------    -------
Adjusted weighted average number of shares
outstanding.......................................   41,302     41,801       41,417     42,007
                                                    =======    =======      =======    =======
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